                                                                   Exhbitit 99.1

                                              [SDI Steel Dynamics, Inc.(R) Logo]
Press Release                               6714 Pointe Inverness Way, Suite 200
October 22, 2003                                       Fort Wayne, IN 46804-7932
                                                              260.459.3553 Phone
                                                                260.969.3590 Fax
                                                           www.steeldynamics.com
--------------------------------------------------------------------------------

Steel Dynamics Announces Third Quarter Net Income of $9.2 Million

FORT WAYNE, INDIANA, October 22, 2003- Steel Dynamics, Inc. (NASDAQ: STLD) today announced third quarter earnings of $9.2 million, or $.19 per diluted share, compared to earnings of $5.4 million, or $.11 per diluted share, in the second quarter of 2003. Net income in the year-ago quarter was $29.1 million, or $.61 per diluted share. Net sales for the third quarter of 2003 increased 16 percent to $254 million, compared to $219 million in the second quarter of 2003. Sales increased six percent as compared to $241 million recorded in the third quarter of 2002.

SDI's shipments and production volume grew as a result of our continued strength in the flat-roll steel markets and increased penetration of the structural steel market. Third quarter consolidated shipments were 745,000tons, 14 percent higher than the second quarter of 2003, and 25 percent higher than the third quarter of 2002. Structural steel shipments increased sequentially each month, reaching a total of 130,000 tons for the third quarter. Third quarter production of 787,000 tons by SDI's steel operations rose 23% compared to the third quarter of last year. In August the Flat Roll Division achieved a new monthly hot-band production record.

"We believe market conditions have begun to improve," said Keith Busse, president and chief executive officer. "Our Flat Roll Division's third quarter shipments improved from the second quarter and our order book for the fourth quarter is stronger. In addition, our construction-related businesses are also seeing stronger demand. While part of our recent volume growth is attributable to gains in market share, there appears to be a gradual pick-up in the level of building project activity in the markets we serve.

"As we previously announced, the Structural and Rail Division achieved its first operating profit in the month of August after just over one year of operation. After achieving even stronger results in September, the division is expected to continue to make positive progress in the fourth quarter," Busse said.

In the third quarter, SDI's average consolidated selling price per ton was $341 per ton which was $6 per ton higher than the second quarter and $62 per ton lower than the third quarter of 2002. Third quarter scrap costs increased approximately $3 per ton, compared to the second quarter of 2003, and increased approximately $11 per ton from the third quarter of 2002. This resulted in a slight increase in overall margins when compared to the second quarter's results.

"Recent steel-scrap price increases are expected to result in a fourth quarter scrap-cost increase of approximately $12 per ton. We believe higher selling prices will more than offset the effect of higher scrap costs during the fourth quarter, thereby slightly increasing our margins," Busse said.

In the third quarter Steel Dynamics made progress on four growth projects which are expected to generate increased volume of steel shipments and enrich the company's product mix throughout the next year:

o Most significant is the new Bar Products Division mini-mill in Pittsboro, Indiana, which will add an estimated 500,000 to 600,000 tons in annual capacity. After receiving its construction permit early in September, facility modifications and construction began which will allow the mill to produce a wide range of bar products, including special-bar-quality (SBQ) steel, merchant shapes and rebar. SBQ production is expected to begin in the first quarter of 2004 and merchant shape production is expected to follow in the second quarter.

o Following its start-up in mid-July, SDI's newly acquired Jeffersonville, Indiana, galvanizing facility has ramped up production, allowing SDI to diversify its cold-rolled, galvanized steel production to include lighter gauges, thereby gaining entry into a variety of new construction materials markets.

o Installation of the Flat Roll Division's new paint line was completed and production tests began in mid-October. Painted coils are expected to begin shipping before the end of the year. SDI has had numerous conversations with potential customers for painted products and customer acceptance of these new products is expected to be rapid.

o At the Structural and Rail Division, rail production trials are expected to begin in late October, later than previously expected due to the need for modification of rolling equipment and control software. Initial shipments of rail for evaluation by railroad customers are planned before the end of the year.

"As these new products are added to our product portfolio and as steel-market conditions are expected to improve with a strengthening economy, we are optimistic about 2004 and believe there is an opportunity for a substantial improvement in Steel Dynamics' earnings in the coming year," Busse concluded.

--------------------------------------------------------------------------------

Conference Call Webcast available on SDI Web site

A conference call in which Steel Dynamics' management will discuss the company's third quarter 2003 results and the business outlook is scheduled for 10:00 am EDT (9:00 am Central) on October 23, 2003.

You are invited to listen to the live broadcast of the conference call over the Internet, accessible from Steel Dynamics' Web site home page. An audio replay of the Webcast will be available on the SDI Web site until November 1, 2004.

The Webcast, as well as other information about Steel Dynamics, can be found at:

           www.steeldynamics.com
           ---------------------

--------------------------------------------------------------------------------

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics' revenue growth, costs of raw materials, future profitability, the timing of construction and operation of new or existing facilities, and the extent and timing of introduction and customer acceptance of new products. These statements are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI's detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Contact:  Fred Warner, Investor Relations Manager
          (260) 969-3564 or fax (260) 969-3590
          f.warner@steeldynamics.com

                              Steel Dynamics, Inc.
                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)




                                                                Three Months Ended                  Nine Months Ended
                                                                  September 30,                       September 30,
                                                                ------------------                  -----------------
                                                              2003              2002             2003              2002
                                                           -----------      -----------       -----------      -----------
     Net sales..........................................   $   253,952      $   240,697       $   708,088      $   621,339

     Costs of goods sold................................       215,097          167,942           587,790          468,167
     Selling, general, & administrative expenses........        16,010           15,679            45,667           51,790
                                                           -----------      -----------       -----------      -----------
              Operating income..........................        22,845           57,076            74,631          101,382
     Interest expense...................................         8,251           10,580            26,355           19,875
     Other (income) expense, net........................          (112)            (113)             (362)           3,909
                                                           -----------      -----------       -----------      -----------
              Income before income taxes................        14,706           46,609            48,638           77,598

     Income taxes.......................................         5,515           17,478            18,239           29,099
                                                           -----------      -----------       -----------      -----------
              Net income................................   $     9,191      $    29,131       $    30,399      $    48,499
                                                           ===========      ===========       ===========      ===========




     Basic earnings per share:

     Net income.........................................   $      .19       $       .61       $       .64      $      1.03
                                                           ===========      ===========       ===========      ===========
     Weighted average common shares outstanding.........        47,797           47,545            47,683           47,005
                                                           ===========      ===========       ===========      ===========


     Diluted earnings per share:

     Net income.........................................   $      .19       $       .61       $       .63      $      1.02
                                                           ===========      ===========       ===========      ===========
     Weighted average common shares
          and share equivalents outstanding.............        48,122           47,854            47,920           47,354
                                                           ===========      ===========       ===========      ===========

                              Steel Dynamics, Inc.
                  UNAUDITED SUPPLEMENTAL OPERATING INFORMATION



                                                                Three Months Ended                Nine Months Ended
                                                                   September 30,                    September 30,
                                                                ------------------                -----------------
                                                                 2003        2002                2003          2002
                                                              ----------  ----------          -----------  -----------

Steel Operation* shipments (tons)..........................      742,864     592,665            2,027,306    1,760,280
Other Operation** shipments (tons).........................       49,676      43,494              140,021      161,201
Intercompany shipments (tons)..............................      (48,025)    (38,449)            (122,166)    (133,921)
                                                              ----------  ----------          -----------  -----------
Consolidated shipments (tons)..............................      744,515     597,710            2,045,161    1,787,560
                                                              ==========  ==========          ===========  ===========


Steel Operation* production (tons).........................      762,430     639,615            2,167,947    1,819,231

Average consolidated selling price per ton (dollars).......   $      341  $      403          $       346  $       348
Operating profit per ton shipped*** (dollars)..............           34          95                   38           66

Start-up costs (thousands of dollars)......................   $    2,196  $        -          $     3,717  $    12,952

________________________________________________________________________________

* Steel Operations include the company's Flat Roll Division, Structural and Rail Division and Bar Products Division.

** Other Operations include New Millennium Building Systems, Paragon Steel Trading and Iron Dynamics.

*** Operating profit per ton shipped represents operating income before start-up costs and minority interest adjustments divided by consolidated shipments.

                              Steel Dynamics, Inc.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                                             September 30,          December 31,
                                                                                 2003                   2002
                                                                             -------------          ------------
                                                                              (unaudited)
                           Assets

Current assets:
     Cash and short-term investments.................................       $      21,584          $      24,218
     Accounts receivable.............................................             117,118                118,479
     Inventories.....................................................             171,381                153,204
     Deferred income taxes...........................................               9,425                  6,680
     Other current assets............................................              11,433                  8,322
                                                                            -------------          -------------
           Total current assets......................................             330,941                310,903

Property, plant, and equipment, net..................................             971,536                929,338

Restricted cash......................................................               2,632                  2,616

Other assets.........................................................              35,207                 32,839
                                                                            -------------          -------------
           Total assets..............................................       $   1,340,316          $   1,275,696
                                                                            =============          =============


                 Liabilities and Stockholders' Equity

Current liabilities:
     Accounts payable................................................       $      70,546          $      46,217
     Accrued interest................................................               4,935                 10,665
     Accrued expenses................................................              42,132                 44,755
     Current portion of long-term debt...............................              14,889                 11,913
                                                                            -------------          -------------
           Total current liabilities.................................             132,502                113,550

Long-term debt, less current maturities..............................             532,209                543,537

Deferred income taxes................................................              93,996                 70,330

Minority interest....................................................               1,140                  4,632

Other long-term contingent liabilities...............................              21,987                 21,987

Stockholders' equity:
     Common stock....................................................                 502                    499
     Treasury stock, at cost.........................................             (29,065)               (28,889)
     Additional paid-in capital......................................             351,462                347,050
     Retained earnings...............................................             240,505                210,106
     Other accumulated comprehensive loss............................              (4,922)                (7,106)
                                                                            -------------          -------------
           Total stockholders' equity................................             558,482                521,660
                                                                            -------------          -------------
           Total liabilities and stockholders' equity................       $   1,340,316          $   1,275,696
                                                                            =============          =============

                              Steel Dynamics, Inc.
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)




                                                                 Three Months Ended              Nine Months Ended
                                                                     September 30,                   September 30,
                                                                 ------------------              -----------------
                                                                   2003           2002           2003           2002
                                                              -----------    -----------     -----------    -----------

Operating activities:
    Net income..............................................  $     9,191    $    29,131     $    30,399    $    48,499

    Adjustments to reconcile net income to net cash provided by operating activities:

       Depreciation and amortization........................       17,472         15,716          50,391         43,796
       Deferred income taxes................................        9,491          7,427          20,921         14,118
       Minority interest....................................           86           (193)           (541)            37
       Net change in working capital........................        3,213         (8,567)         (3,373)         2,693
                                                              -----------    -----------     -----------    -----------
          Net cash provided by operating activities.........       39,453         43,514          97,797        109,143
                                                              -----------    -----------     -----------    -----------

Investing activities:
    Purchases of property, plant, and equipment.............      (28,883)       (65,890)        (89,988)      (125,087)
    Other...................................................            -              -          (8,283)             -
                                                              -----------    -----------     -----------    -----------
          Net cash used in investing activities.............      (28,883)       (65,890)        (98,271)      (125,087)
                                                              -----------    -----------     -----------    -----------

Financing activities:
    Issuance of long-term debt..............................       11,343          8,298          59,823        494,213
    Repayments of long-term debt............................      (14,588)       (10,235)        (64,488)      (522,399)
    Issuance of common stock (net of expenses) and
      proceeds and tax benefits from exercise of stock options      2,744            549           4,414          4,757
    Purchase of treasury stock..............................            -              -            (176)             -
    Debt issuance costs.....................................         (413)          (810)         (1,733)       (14,695)
                                                              -----------    -----------     -----------    -----------
          Net cash used in financing activities.............         (914)        (2,198)         (2,160)       (38,124)
                                                              -----------    -----------     -----------    -----------

Increase (decrease) in cash and cash equivalents............        9,656        (24,574)         (2,634)       (54,068)
Cash and cash equivalents at beginning of period............       11,928         48,747          24,218         78,241
                                                              -----------    -----------     -----------    -----------
Cash and cash equivalents at end of period..................  $    21,584    $    24,173     $    21,584    $    24,173
                                                              ===========    ===========     ===========    ===========